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                                                                     EXHIBIT 8.1



                              [MANATT LETTERHEAD]



June 17, 2002

Board of Directors
Hawthorne Financial Corporation
2381 Rosecrans Avenue, 2nd Floor
El Segundo, California  90218

        RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF FIRST FIDELITY BANCORP, INC., WITH HF MERGER CORP.

Ladies and Gentlemen:

        In accordance with your request, we provide the following analysis and opinions relating to certain federal income tax consequences of the transaction (the "Holding Company Merger") whereby First Fidelity Bancorp, Inc., a Delaware corporation ("Fidelity"),will merge with HF Merger Corp., a Delaware corporation ("Merger Sub"). Merger Sub is a wholly owned subsidiary of Hawthorne Financial Corporation, a Delaware corporation ("HFC"). First Fidelity Investment and Loan, a California chartered industrial loan company ("Thrift"), is a wholly-owned subsidiary of Fidelity. Immediately after the Holding Company Merger, Thrift will merge (the "Bank Merger") with and into Hawthorne Savings, F.S.B., a federally chartered savings bank and a wholly owned subsidiary of HFC ("Bank"). Bank shall be the surviving corporation in the Bank Merger. The Holding Company Merger will be accomplished pursuant to that certain Agreement and Plan of Reorganization dated as of March 19, 2002, and amended and restated on April 24, 2002 (as of March 19, 2002), by and among HFC, Fidelity, Bank, Thrift and Merger Sub, including exhibits thereto (the "Agreement"). This opinion letter is being delivered to you pursuant to Section 11.6 of the Agreement. Terms used herein have the same meaning as in the Agreement.

        Pursuant to Section 2.13 of the Agreement, the Holding Company Merger will take one of two alternative forms. The form of the Holding Company Merger will depend upon whether or not, on the second day immediately preceding the Effective Time of the Holding Company Merger, counsel for either Fidelity or for HFC concludes that they cannot or will not give the tax opinions described in
Section 10.4 of the Agreement (in the case of counsel for Fidelity) or in
Section 11.6(a) of the Agreement (in the case of counsel for HFC). In both cases, the opinions would include a determination that the Holding Company Merger constitutes a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        In the event that counsel determine that the opinion described in
Section 10.4 of the Agreement and the opinion described in Section 11.6(a) of the Agreement can and will be given, the Holding Company Merger will proceed in accordance with Section of 2.1 of the Agreement. At the Effective Time of the Holding Company Merger, Fidelity shall be merged with and into

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MANATT

Board of Directors
June 17, 2002
Page 2


Merger Sub and the separate corporate existence of Fidelity shall cease. Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall remain an issued and outstanding share of common stock of the surviving institution, and shall not be affected by the Holding Company Merger. Each share of Fidelity Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive HFC Stock and/or cash as provided in Section 2.3(a) of the Agreement. Any Treasury Shares outstanding shall be canceled and retired at the Effective Time of the Holding Company Merger and no consideration shall be issued in exchange therefor. Accomplishment of the Holding Company Merger in accordance with Section 2.1 of the Agreement is sometimes referred to herein as the "Forward Transaction."

        In the event that counsel determine that the opinion described in
Section 10.4 or the opinion described in Section 11.6(a) cannot or will not be given, the Holding Company Merger may proceed in accordance with Section 2.2 of the Agreement. In that event, issuance by us of a tax opinion described in
Section 11.6(b) of the Agreement is also a closing condition to the Holding Company Merger. Under Section 2.2, at the Effective Time of the Holding Company Merger, Merger Sub shall be merged with and into Fidelity and the separate corporate existence of Merger Sub shall cease. Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall become and be converted into one share of Fidelity Series A Common Stock as of the Effective Time of the Holding Company Merger. Each share of Fidelity Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall be converted into the right to receive HFC Stock and/or cash as provided in Section 2.3(a) of the Agreement. Any Treasury Shares outstanding shall be canceled and retired at the Effective Time of the Holding Company Merger and no consideration shall be issued in exchange therefor. Accomplishment of the Holding Company Merger in accordance with
Section 2.2 of the Agreement is sometimes referred to herein as the "Reverse Transaction."

        No fractional shares of HFC Stock shall be issued in the Holding Company Merger. In lieu thereof, each holder of Fidelity Stock who would otherwise be entitled to receive a fractional share of HFC Stock (after taking into account all Certificates delivered by such holder) shall receive an amount in cash, without interest, rounded to the nearest cent equal to the product arrived at by multiplying (a) the Final HFC Stock Price by (b) the fraction (calculated to the nearest ten thousandth) of the share of HFC Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

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MANATT


Board of Directors
June 17, 2002
Page 3


        Any holder of Fidelity Stock who shall be entitled to be paid the "fair value" of such holder's Dissenting Shares of Fidelity, as provided in Section 262 of the Delaware General Corporation Law, shall not be entitled to the consideration to which such holder would otherwise be entitled to pursuant to
Section 2.2 of the Agreement, unless and until such holder shall have failed to perfect or has withdrawn or lost such holder's rights under Section 262 of the Delaware General Corporation Law, and shall be entitled to receive only such payment provided for by Section 262 of the Delaware General Corporation Law.

        Our analysis and the opinions set forth below are based upon the existence of the facts above and the facts set forth in that certain Agreement referred to above. Our analysis and opinions are also based on certain representations in the Agreement and certain written representations to us from HFC and Fidelity in letters of even date herewith (each a "Representations Letter"). Our analysis and opinions are further based on that certain Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Holding Company Merger on June 4, 2002 (the "Form S-4"). The facts and representations contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. We have assumed, with your consent, that the statements and representations contained in the Agreement, the Representations Letters, and the Form S-4 are true, correct and complete on the date hereof and will continue to be true, correct and complete. Any change or inaccuracy in such facts or representations may adversely affect our opinions.

        We have acted as special counsel to HFC in connection with the Holding Company Merger and are rendering this opinion letter to HFC at the request of HFC. In rendering our opinion letter, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. In our examination, we have assumed, with your consent, the genuineness of all signatures on documents, the capacity of each party executing a document to execute such document, the authenticity of all documents submitted to us as an original, and the conformity to original documents of all documents submitted to us as copies. We also have assumed that the transactions related to the Holding Company Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and that all covenants contained in the Agreement and the Representations Letters will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification, and that the Holding Company Merger qualifies as a statutory merger under the laws of the State of Delaware. We have not made any independent investigation in rendering our opinions other than as described herein.

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MANATT

Board of Directors
June 17, 2002
Page 4


        Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code") as of the date hereof and currently applicable regulations promulgated thereunder (including final, temporary and proposed regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update this letter for events occurring or coming to our attention after the date hereof.

        The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No ruling from the Internal Revenue Service has been or will be sought on any issues related to the Holding Company Merger, and there can be no assurance that the Internal Revenue Service will not take a view contrary to this letter. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

        In the case of transactions as complex as the Holding Company Merger and the transactions related to the Holding Company Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

        We are issuing this opinion letter for purposes of the Form S-4. We will update this letter as of the Effective Time when there is a resolution of the issue of whether the opinion described in Section 11.6 (a) of the Agreement or in Section 11.6(b) of the Agreement can or will be issued by us. This letter is being issued solely for the benefit of HFC and for the benefit of the HFC shareholders as of the Effective Time of the Holding Company Merger. It may not be relied upon, used, circulated, quoted, or referred to by, nor may copies hereof be delivered to, any other person without our prior written consent.

        1.     Forward Transaction.

               Subject to the foregoing, in accordance with Section 11.6(a) of the Agreement, it is our opinion that the Holding Company Merger will constitute for tax purposes a "reorganization" under Section 368 of the Code, and that no gain or loss will be recognized by the corporations that are parties to such reorganization. This conclusion is based upon the assumption that the Holding Company Merger is carried out in accordance with Section 2.1 of the Agreement and that the representations contained in the Representations Letters pertinent to qualification of the Holding Company Merger as such a reorganization are accurate as of the Effective Time of the Holding Company Merger.

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MANATT

Board of Directors
June 17, 2002
Page 5


        2.     Reverse Transaction.

               Also subject to the foregoing, in the event that we are unable to provide the opinion described in Section 11.6(a) of the Agreement as set forth in item 1 above, it is our opinion that the Holding Company Merger will constitute a "qualified stock purchase" under Section 338 of the Code, and that no gain or loss will be recognized by HFC, Merger Sub or Fidelity as a result of the qualified stock purchase. This conclusion is based upon the assumption that the Holding Company Merger is carried out in accordance with Section 2.2 of the Agreement and that the representations contained in the Representations Letters pertinent to qualification of the Holding Company Merger as such a qualified stock purchase are accurate as of the Effective Time of the Holding Company Merger.

        The section titled "Material Federal Income Tax Consequences" in the Form S-4 accurately summarizes the material federal income tax consequences of the Holding Company Merger as it relates to HFC.

        We hereby consent to being named in the Form S-4 as the party that has passed upon the tax matters therein with respect to the Holding Company Merger for HFC. We also hereby consent to the filing of this opinion as an exhibit to Form S-4 and with the applicable California and federal regulatory agencies with whom such opinion is required to be filed in connection with the Holding Company Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended.


                                        Very truly yours,


                                        /s/ Manatt, Phelps & Phillips, LLP